Exhibit 4.45

DATED 22 AUGUST 2005

(1) TOM ONLINE (BVI) LIMITED

(2) TOM ONLINE INC.

(3) SKYPE COMMUNICATIONS, S.A.

(4) SKYPE TECHNOLOGIES, S.A.

(5) TEL-ONLINE LIMITED

SHAREHOLDERS’ DEED

relating to

Tel-Online Limited

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	ACTIVITIES OF THE COMPANY	7

3.	FINANCE	7

4.	MANAGEMENT OF THE COMPANY	7

5.	SHAREHOLDERS’ MEETING	9

6.	MATTERS REQUIRING SUPER-MAJORITY CONSENT	10

7.	FURTHER OBLIGATIONS OF THE PARTIES	13

8.	WARRANTIES	15

9.	DIVIDEND POLICY	16

10.	TRANSFERS OF SHARES	16

11.	DURATION	17

12.	TERMINATION	17

13.	EFFECT OF WINDING UP OF THE COMPANY; TERMINATION OF THIS DEED	19

14.	CONFIDENTIALITY	20

15.	ENFORCEMENT OF THE COMPANY’S RIGHTS	20

16.	CONSOLIDATION OF ACCOUNTS	21

17.	FURTHER ASSURANCE	21

18.	RESTRICTIONS ON ANNOUNCEMENTS	21

19.	NO PARTNERSHIP	21

20.	CONFLICT WITH ARTICLES	21

21.	RIGHTS TO INJUNCTIVE RELIEF	21

22.	COSTS	22

23.	ASSIGNMENT	22

24.	ENTIRE AGREEMENT	22

25.	VARIATION	22

26.	NOTICES	22

27.	WAIVER	24

28.	SEVERABILITY	24

29.	ACKNOWLEDGEMENT BY COMPANY	24

30.	COUNTERPARTS	24

31.	GOVERNING LAW AND JURISDICTION	24

SCHEDULE 1: DEED OF ADHERENCE		26

THIS DEED is made on the 22nd day of August 2005

BETWEEN:

(1)	TOM ONLINE (BVI) LIMITED (“Online BVI”), a company incorporated in the British Virgin Islands with limited liability and whose correspondence address is at 8th Floor, Tower W3, Oriental Plaza No.1, Dong Changan Avenue, Dong Chang District, Beijing 1000738, the People’s Republic of China;

(2)	TOM ONLINE INC. (“Tom Holding”), a company incorporated in the Cayman Islands with limited liability and listed on the NASDAQ National Market in the United States of America and the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited and whose correspondence address is at 8th Floor, Tower W3, Oriental Plaza No.1, Dong Changan Avenue, Dong Chang District, Beijing 1000738, the People’s Republic of China;

(3)	SKYPE COMMUNICATIONS, S.A. (“Skype”), a company incorporated in Luxembourg with limited liability and whose principal place of business is at 6 rue Adophe Fischer, L-1520 Luxembourg;

(4)	SKYPE TECHNOLOGIES, S.A. (“Skype Holding”), a company incorporated in Luxembourg with limited liability and whose principal place of business is at 6 rue Adophe Fischer, L-1520 Luxembourg; and

(5)	TEL-ONLINE LIMITED (“Company”), a company incorporated in the Cayman Islands with limited liability and whose correspondence address is at 8th Floor, Tower W3, Oriental Plaza No.1, Dong Changan Avenue, Dong Chang District, Beijing 1000738, the People’s Republic of China;

WHEREAS:

(A)	On 12 October 2004, Online BVI, Tom Holding, Skype and Skype Holding entered into a memorandum of terms (“Memorandum”) under which they have agreed to set up the Company for the purpose of, inter alia, marketing and distributing the Company-Skype Branded Application (as hereinafter defined) and developing and maintaining the Company-Skype Branded Web Site.

(B)	The Company is a private company limited by shares and incorporated in the Cayman Islands on 1 June 2005. Its registered office is at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its registered number is 149729. As at the date of this Deed, it has an authorised share capital of US$50,000.00 divided into 50,000 Shares (as hereinafter defined). 100 Shares have been issued and allotted and are fully paid, of which 51 Shares, being 51 per cent. of the issued share capital of the Company, are beneficially owned by, and registered in the name of Online BVI, and 49 Shares, being 49 per cent. of the issued share capital of the Company, are beneficially owned by, and registered in the name of Skype.

(C)	The Parties (as defined below) have agreed to enter into this Deed for the purposes of:

(1)	regulating their relationship with each other so long as they are shareholders of the Company; and

(2)	regulating, as between themselves, certain aspects of the affairs of the Company.

(D)	It is the intention of the Parties that this document should be executed as a deed.

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Deed, unless the context requires otherwise:

(A)	terms and expressions defined in the Co-Branding Agreement have the same meanings when used in this Deed; and

(B)	the following words and expressions have the following meanings:

“Affiliate”	means in relation to any Shareholder, any subsidiary or holding company of such Shareholder, any subsidiary of such holding company, and any company in which such Shareholder or any such holding company holds or controls directly or indirectly not less than 30 per cent. of the issued share capital and the expression “holding company” and “subsidiary” shall be as defined in section 736 of the Companies Act;

“Appraised Price”	of a Share or Shares or other property, as the case may be, means the highest cash price that an unrelated third party would be willing to pay to acquire such Share or Shares (computed on a fully diluted basis, without discount or premium for control or minority status, after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property in an arm’s length transaction, assuming that the Group were being sold in a manner reasonably designed to solicit all possible participants and permit all interested persons an opportunity to participate and to achieve the best value reasonably available at that time, taking into account all existing circumstances, including, without limitation, the terms and conditions of all agreements (including this Deed and the termination of any agreements or rights that may as of such time have been terminated, including, without limitation, the Co-Branding Agreement) to which the Company or any of its subsidiaries is then a party, and shall be determined as follows: within the thirty (30) days following the date upon which a Party provides notice to the other Parties of an event requiring a determination of Appraised Price (“Notice Date”), Online BVI and Skype shall attempt to mutually agree on the Appraised Price.

If Online BVI and Skype are unable to agree on the Appraised Price within such thirty (30)-day period, then, during the fifteen (15) days thereafter, Online BVI and Skype shall attempt to mutually agree upon a single Investment Banking Firm to determine the Appraised Price PROVIDED THAT if at the expiration of the aforementioned fifteen (15)-day period Online BVI and Skype have not agreed upon the appointment of an Investment Banking Firm, each of Online BVI and Skype shall designate an Investment Banking Firm to determine the Appraised Price. The Investment Banking Firm(s) may take into account projected future revenues from assets and other relevant factors in determining the Appraised Price. Within thirty (30) days after appointment, such Investment Banking Firm or Firms as are appointed shall determine its or their respective view(s) as to the Appraised Price and, if more than one Investment Banking Firm is appointed, consult with one another with respect thereto. Where more than one Investment Banking Firm is appointed: (a) if the difference between the higher of the respective views of the Appraised Price of the two Investment Banking Firms (“Higher Appraised Price”) and the lower of the respective views of the Appraised Price of the two Investment Banking Firms (“Lower Appraised Price”) is less than 10 per cent of the Higher Appraised Price, the Appraised Price determined shall be the average of the Higher Appraised Price and the Lower Appraised Price, or (b) if the difference between the Higher Appraised Price and the Lower Appraised Price is more than 10 per cent of the Higher Appraised Price, the two appointed Investment Banking Firms shall jointly designate a third Investment Banking Firm (“Mutually Designated Appraiser”) to determine the final Appraised Price, and within 15 days of such designation, the Mutually Designated Appraiser shall determine its view as to the Appraised Price (“Mutual Appraised Price”) and the final determination of the Appraised Price shall be the average of (i) the Mutual Appraised Price and (ii) the Higher Appraised Price or the Lower Appraised Price, whichever is closer to the Mutual Appraised Price. In the event that the Higher Appraised Price is as close to the Mutual Appraised Price as the Lower Appraised Price, the final determination of the Appraised Price shall be the Mutual Appraised Price. The Company shall provide reasonable access to each of the designated Investment Banking Firms to members of management of the Company and its subsidiaries and to the books and records of the Company and its subsidiaries so as to allow such Investment Banking Firms to conduct due diligence examinations in scope and duration as are customary in valuations of this kind. Each of the Parties (on its own behalf and on behalf of its respective Affiliates) agrees to cooperate with each of the Investment Banking Firms and to provide such information as may reasonably be requested in relation to the determination of the Appraised Price. Costs of the appraisals shall be borne equally by the Shareholders in the event such appraisals are determined pursuant to Clauses 12.2 and 12.4. Costs of the appraisals shall be borne by the Defaulter in the event such appraisals are determined pursuant to Clauses 12.1;

“Articles”	means the memorandum and the articles of association of the Company;

“Board”	means the Company’s board of directors as constituted from time to time;

“Business”	has the meaning given in Clause 2.1;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are generally open for normal business in Hong Kong;

“Company-Skype Branded Application”	means a customised version of the Skype Software to be used by the Company subject to the terms of, and as defined in, the Co-Branding Agreement;

“Company-Skype Branded Web Site”	means a set of web pages containing, inter alia, the Company-Skype Branded Content to be developed, located and hosted pursuant to the terms of the Co-Branding Agreement;

“Co-Branding Agreement”	means the agreement to be entered into by each of the Parties on or about the date of this Deed in the approved terms;

“Companies Act”	means the Companies Act 1985 of the United Kingdom, as amended or supplemented from time to time;

“Control”	means, in relation to a company, the power of a person directly or indirectly to secure:

(i) by means of the holding of shares or the possession of voting (either at shareholder level or Director level) in or in relation to that or any other company, or

(ii) by virtue of any powers conferred by the articles of association or other document regulating that or any other company,

that the affairs of that company are conducted in accordance with the wishes of that person or that person holds or controls directly or indirectly not less than 30 per cent. of the issued share capital of the Company, and “Controlled”, Controller” and cognate expressions shall be construed accordingly;

“Deed of Adherence”	means a deed substantially in the form set out in Schedule 1;

“Directors”	means directors of the Company from time to time;

“Group”	means the Company and the subsidiaries of the Company;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Investment Banking Firm”	shall mean an independent international investment banking firm with international repute;

“Online Group”	means Tom Holding and its subsidiaries (other than the Group);

“Parties”	means the parties to this Deed and “Party” means any one of them (including any other person to whom Shares are transferred or issued in accordance with this Deed);

“PRC” or “Territory”	means the People’s Republic of China (excluding Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan);

“Quarter”	means a quarter of a financial year of the Company;

“Shareholders”	means Online BVI and Skype and “Shareholder” means Online BVI or Skype or either of them, as the context shall require;

“Shares”	means the shares of US$1.00 each in the capital of the Company and “Share” means one share of US$1.00 each in the capital of the Company;

“Skype Group”	means Skype Holding and its subsidiaries;

“Skype Parties”	means Skype and Skype Holding and “Skype Party” means any one of them;

“Territory”	means the PRC (for the purpose of this Deed, Hong Kong, the Macau Special Administrative Regions and Taiwan are excluded);

“Tom Parties”	means Online BVI and Tom Holding and “Tom Party” means any one of them; and

“Transaction Documents”	means this Deed, the Co-Branding Agreement and any other agreement or arrangement entered into by a Tom Party (or its Affiliate) and a Skype Party (or its Affiliate) in respect of the subject matter of this Deed or the Co-Branding Agreement.

1.2.	Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.3.	References to any document (including this Deed) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.4.	References herein to Clauses and Schedules are to clauses in and the schedules to this Deed unless the context requires otherwise and the Schedules to this Deed shall be deemed to form part of this Deed.

1.5.	References to any of the Parties shall, where the context permits, include successors or permitted assigns of that Party.

1.6.	“person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality.

1.7.	“company” includes any body corporate.

1.8.	Headings and sub-headings are inserted for convenience only and shall not affect the construction of this Deed.

1.9.	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.10.	A document expressed to be “in the approved terms” means a document the terms of which have been approved by or on behalf of the Shareholders and a copy of which has been signed for the purposes of identification by or on behalf of the Shareholders.

1.11.	All warranties, representations, indemnities, covenants, agreements, undertakings and obligations given or entered into by more than one person are given or entered into jointly and severally.

1.12.	The expression the “Company” where used in this Deed shall be deemed to include each of the other companies in the Group (if any) from time to time to the intent and effect that the applicable provisions shall apply in relation to each such company as they apply in relation to the Company, save for those provisions which expressly or by implication relate only to the Company.

2.	ACTIVITIES OF THE COMPANY

2.1.	Unless otherwise agreed, the Company shall (i) market and distribute the Company-Skype Branded Application; (ii) develop the Company-Skype Branded Web Site and Company-Skype Branded Content, (iii) provide Payment Services with respect to SkypeOut, SkypeIn, and/or Skype Plus services provided on or through the Company-Skype Branded Application; (iv) provide value-added services through various telecommunications networks; (v) act as agent in connection with the activities set out in this Clause 2.1; and (vi) conduct any other business activities determined by the Board, in each case solely in the Territory and in accordance with the terms of the Co-Branding Agreement (“Business”).

2.2.	The Business shall be conducted in accordance with good and commercial business practice.

2.3.	Each of the Parties shall use its respective reasonable endeavours, without being required to incur any financial obligation (other than as expressly set out in this Deed) to promote the interests of the Company, to ensure that the Company conducts the Business with maximum energy and efficiency and to facilitate the promotion of the Business and the interests of the Company; PROVIDED, however, THAT no Party shall be deemed to be exercising less than its reasonable endeavours by reason of such Party’s competitive activities in the Territory, to the extent such Party is permitted to engage in such competitive activities under the Co-Branding Agreement.

3.	FINANCE

Unless otherwise mutually agreed by the Shareholders, any working capital or other funding required for the Company or its Business as determined by the Board from time to time shall be provided by Online BVI.

4.	MANAGEMENT OF THE COMPANY

4.1.	The Business of the Company shall be managed by the Board, which shall consist of five Directors. Unless otherwise unanimously agreed by the Shareholders, the maximum number of Directors shall be five.

4.2.	(A)	Online BVI shall have the right to appoint and remove up to three Directors and Skype shall have the right to appoint and remove up to two Directors. At the date of this Deed, the Directors nominated by Online BVI shall be Jay Chang, Elaine Feng and Joshua Maa and the Directors appointed by Skype shall be Niklas Zennstrom and Norbert Becker. The Shareholders shall as soon as practicable procure the appointment of the Directors nominated by them pursuant to this Clause 4.2.

	(B)	Any person nominated as Director by a Shareholder shall be appointed, and may only be removed from such office by the Shareholder who nominated the Director by depositing a written notice signed by a director or other duly authorised person on behalf of the Shareholder at the Company’s registered office and sending a copy to the Company’s correspondence address and a copy to the other Shareholder. Such notice shall take effect from the time stated therein or, if no such time has been stated, from the time when such notice is lodged at the Company’s registered office.

(C)	Any Shareholder removing a Director shall be responsible for and shall indemnify the other Shareholder and the Company against any claim by such Director of whatever nature arising out of such removal.

4.3.	The chairman of the Board shall be appointed by Online BVI. If the chairman is not present at any Board meeting, the Directors present may appoint any one of the Directors nominated by Online BVI present at such Board meeting to act as chairman for the purpose of the meeting; but if no such Director is present, the Directors present may appoint any Director present to act as chairman for the purpose of the meeting.

4.4.	Subject to the provisions provided in this Deed, regulations relating to the proceedings of Directors are contained in the Articles.

4.5.	Each Director shall be entitled to appoint any person to be his alternate and each alternate shall have one vote for every Director whom he represents PROVIDED THAT if such alternate is himself a Director then he shall have one vote for every Director whom he represents in addition to any vote of his own.

4.6.	On a Shareholder ceasing to have any beneficial interest in the share capital of the Company, any appointment of Directors nominated by such Shareholder shall automatically terminate and the Shareholder shall procure that the Directors appointed by it will resign.

4.7.	(A)	The quorum for meetings of the Board shall be four Directors.

	(B)	A quorum must be present at the beginning of and throughout each meeting.

	(C)	If within 10 minutes of the time appointed for a meeting a quorum is not present, the meeting shall stand adjourned until the same time and place on the tenth day after the date of the original meeting and if at such adjourned meeting a quorum is not present within 10 minutes from the time appointed for such adjourned meeting (or such longer interval as the chairman of the meeting may think fit to allow) any one or more Directors present in person or by his alternate shall constitute a quorum.

4.8.	(A)	The Board shall meet as required and any one Director may call a meeting of the Board (either directly or indirectly through the secretary of the Company). In addition to any meetings required to be held by the Board under this Deed or by law, the Board shall meet at any other meeting duly called and noticed. in accordance with the provisions hereof.

	(B)	Not less than seven days’ notice of each meeting together with an agenda specifying the business to be transacted thereat shall be given by the relevant Director calling the meeting (either directly or indirectly through the secretary of the Company) to each Director and his alternate, unless waived by each Shareholder or any Director nominated by it.

	(C)	Questions arising at any meeting of the Board (including any adjourned meeting) shall be decided by a simple majority vote cast by Directors present at the meeting in person or by proxy.

(D)	Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.

(E)	Resolutions of the Board may be passed by written resolution signed by all the Directors as more particularly provided in the Articles.

(F)	If the Board so authorises or requests, auditors, consultants, advisers and employees shall be permitted to attend and speak at meetings of the Board, but not to vote.

4.9.	The Board may delegate any of its powers including the day-to-day running of the business of the Company to a committee or committees consisting of such members or member of its body as it thinks fit and any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Board.

4.10.	The secretary of the Company shall be nominated by Online BVI.

4.11.	The auditors of the Company shall initially be PricewaterhouseCoopers.

4.12.	The financial year end shall be 31 December of each year.

5.	SHAREHOLDERS’ MEETING

5.1.	Any Shareholder shall be entitled to convene a general meeting (including an ordinary or extraordinary meeting) by lodging with the secretary of the Company and the other Shareholder a written notice together with an agenda specifying the business to be transacted thereat no later than seven Business Days prior to the date of such Shareholders’ meeting.

5.2.	The quorum of Shareholders’ meetings shall be attended by two or more Shareholders who in the aggregate (together with their Affiliates) represent more than 75 per cent of the issued share capital of the Company (whether present in person or by proxy or representative).

5.3.	A quorum must be present at the beginning of and throughout each Shareholders’ meeting.

5.4.	If within 30 minutes of the time appointed for a Shareholders’ meeting a quorum is not present, the meeting shall stand adjourned until the same time and place on the tenth day after the date of such original meeting and if at such adjourned meeting a quorum is not present within 30 minutes from the time appointed for such adjourned meeting, the Shareholder present shall constitute a quorum (whether present in person or by proxy or representative). Questions arising at any Shareholders’ meeting shall be decided by a simple majority of votes except where a greater majority is required by the Articles, this Deed, any other agreement between the Shareholders or any applicable law.

5.5.	Shareholders may participate in a Shareholders’ meeting by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.

5.6.	Shareholders’ resolutions may be passed by written resolution signed by or on behalf of both Shareholders as more particularly provided in the Articles. Written resolutions may only be passed if unanimously approved by both Shareholders.

5.7.	A copy of the minutes of each meeting of Shareholders shall be sent to each Shareholder within 14 days after the meeting.

5.8.	The Shareholders shall exercise all voting rights and other powers of control available to them in relation to the Company to procure that the Company shall not without the prior approval of both Shareholders:

(A)	change its legal name; or

(B)	pass any resolution the result of which would be the termination of the Company, or make any composition or arrangement with its creditors.

5.9.	As a separate and independent undertaking, the Company agrees with each Shareholder that it shall (so far as it is legally able to do so) observe and comply with the provisions, prohibitions and restrictions in this Clause 5.

6.	MATTERS REQUIRING SUPER-MAJORITY CONSENT

6.1.	The following actions by the Company shall require the prior written consent of Shareholder(s) holding an aggregate of more than 75 per cent of the entire issued share capital of the Company (which consent may be given by their nominated Directors):

(A)	the setting up of any new business, or the discontinuance of any existing business, except to the extent that any such setting up of a new business or discontinuance of an existing business is performed directly and specifically in furtherance of, and pursuant to, the Company’s performance of obligations under the Co-Branding Agreement;

(B)	the borrowing of any money or the incurring of any debt, commitment or the making of any loan or advance;

(C)	the creating, incurring or suffering to exist of any mortgage, pledge, lien, charge, security interest, equity, claim or encumbrance on or with respect to, or lease of, any of its property or assets;

(D)	enter into any agreement which (1) cannot be terminated by it without penalty within 12 months of its commencement; or (2) may be terminated by it with penalty after 12 months of its commencement but only to the extent any such penalty is limited to monetary damages and is not permitted to exceed in any circumstance €50,000, except to the extent that any such agreement (i) is entered into directly and specifically in furtherance of, and pursuant to, the Company’s performance of obligations under the Co-Branding Agreement, and (ii) terminates on the expiration or termination, for whatever reason, of the Co-Branding Agreement;

(E)	any acquisition or disposal of any asset(s) or liability(ies) (whether actual or contingent, present or future) in a single or series of transaction(s) exceeding €250,000;

(F)	any acquisition of or consolidation or merger with any other entity, or the sale or other disposition of all or substantially all of the Company’s assets;

(G)	the acquisition or disposal of shares or other securities or interest in any company or business, the incorporation of any subsidiary or foreign branch or the entering into of any joint venture or partnership, or the dissolution of any such company, joint venture or partnership, except to the extent that any such transaction is conducted directly and specifically in furtherance of, and pursuant to, the Company’s performance of obligations under the Co-Branding Agreement;

(H)	the factor or assignment of any debts, except to the extent that any such factor or assignment is entered into directly and specifically in furtherance of, and pursuant to, the Company’s performance of obligations under the Co-Branding Agreement;

(I)	the entry into any transaction not at arm’s length;

(J)	the grant of any power of attorney by the Company, except to the extent that such power of attorney is granted for the limited purpose of conducting ministerial or administrative acts on behalf of the Company;

(K)	the appointment or dismissal of the auditors of the Company for the time being or change the accounting reference date;

(L)	any resolution for the winding up, dissolution or liquidation of the Company;

(M)	the voluntary making of a general assignment for the benefit of the Company’s creditors or the voluntary engagement of a receiver or manager appointed over all or a substantial part of the Company’s assets;

(N)	the issue or allotment of any of the Shares or other securities of the Company or options or other right to subscribe for or purchase any of the Shares or other securities of the Company, or the repurchase or redemption of any Shares or other securities of the Company;

(O)	the creation of any interest in any real property;

(P)	the entry into or termination of any profit sharing arrangement, except to the extent that any such arrangement (i) is entered into directly and specifically in furtherance of, and pursuant to, the Company’s performance of obligations under the Co-Branding Agreement, and (ii) terminates on the expiration or termination, for whatever reason, of the Co-Branding Agreement, provided, however, that, in no event will any income or profits paid by the Company with respect to such arrangement be deemed Direct Expenses (as defined in the Co-Branding Agreement) under the Co-Branding Agreement, or otherwise reduce the Adjusted Net Revenue (as defined in the Co-Branding Agreement) thereunder, absent super-majority consent from the Shareholders required hereby;

(Q)	the assignment, licence, transfer, disposal of, or otherwise dealing with any intellectual property rights other than licences entered into in the ordinary course of business;

(R)	the application for registration of any intellectual property rights or allowing any registration of intellectual property rights to lapse or be cancelled;

(S)	the prosecution or any infringement action against parties or defending any challenge to the validity of any intellectual property rights except to the extent that any such actions are conducted directly and specifically in furtherance of, and pursuant to, the Company’s performance of obligations under the Co-Branding Agreement;

(T)	the making of any claim, disclaimer, surrender, election or consent for tax purposes (other than with respect to Earned Income Tax payable in the PRC, Individual Income Tax for Employees and VAT);

(U)	the reorganisation of its share capital in any manner;

(V)	save and except in accordance with Clause 9, the declaration, setting aside or payment of any dividend or distribution in respect of any Share;

(W)	the repayment of any indebtedness of the Company to any Shareholder;

(X)	any amendment to the Articles or the passing of any resolution inconsistent with the Articles;

(Y)	any material change to the Company-Skype Branded Application and/or the Company-Skype Branded Web Site;

(Z)	pass any resolution (whether pursuant to Part II of the Companies Act or otherwise) whereby its classification or status may be changed;

(AA)	enter into or vary any contract or arrangement (whether legally binding or not) with any of the Directors or Shareholders or with any associate or Affiliate of a Director or Shareholder;

(BB)	give any guarantee, indemnity or security in respect of the obligations of any other person;

(CC)	sell, transfer, lease, licence or in any way dispose of its business, undertaking or freehold or leasehold property or any part thereof or interest therein or (except in the ordinary course of business) do any of the foregoing with any other of its assets or any interest therein;

(DD)	subject to Clause 6.1(A), change the nature or scope of its business as carried on for the time being or commence any new business not being ancillary or incidental to such business;

(EE)	enter into any material contract or arrangement outside the ordinary course of its business whereby any person would or might receive remuneration calculated by reference to its income or profits, except to the extent that any such contract or arrangement (i) is entered into directly and specifically in furtherance of, and pursuant to, the Company’s performance of obligations under the Co-Branding Agreement, and (ii) terminates on the expiration or termination, for whatever reason, of the Co-Branding Agreement, provided, however, that in no event will any income or profits paid by the Company with respect to such contract or arrangement be deemed Direct Expenses (as defined in the Co-Branding Agreement under the Co-Branding Agreement, or otherwise reduce the Adjusted Net Revenue (as defined in the Co-Branding Agreement) thereunder, absent super-majority consent from the Shareholders required hereby; and

(FF)	commence any legal or arbitration proceedings (other than routine debt collection), except to the extent that any such actions are conducted directly and specifically in furtherance of, and pursuant to, the Company’s performance of obligations under the Co-Branding Agreement,

PROVIDED THAT the Company shall not be bound by any provision of this Deed to the extent that it would constitute an unlawful fetter on any statutory power of the Company, but such provision shall remain valid and binding as regards all other Parties to which it is expressed to apply and such provision shall take effect so as to include an obligation on the part of each of the other Parties to exercise all their respective powers and rights so as to procure, so far as they are able, that the Company complies with such provision notwithstanding that it is not bound by it.

7.	FURTHER OBLIGATIONS OF THE PARTIES

7.1.	In consideration of Skype entering into this Deed, Tom Holding unconditionally and irrevocably guarantees to the other Parties (other than Online BVI) the due and punctual performance and observance by Online BVI, the Online Group and the Group of all their respective obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Deed and agrees to indemnify the other Parties (other than Online BVI) against all losses, liabilities, costs, charges, expenses, actions, proceedings, claims and demands which such Party may suffer through or arising from any breach by Online BVI, the Online Group and/or the Group of their respective obligations, commitments, warranties or undertakings under or pursuant to this Deed. The liability of Tom Holding under this Deed shall not be released or diminished by any variation of the terms of this Deed (whether or not agreed by Tom Holding), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance. All sums payable by Tom Holding shall be paid immediately on demand without any deduction, withholding, counterclaim or set-off.

7.2.	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations or liabilities of Online BVI, the Online Group and the Group shall have been performed or satisfied in full. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which Parties (other than Online BVI) may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings and warranties of Online BVI, the Online Group and the Group under or in connection with this Deed.

7.3.	In consideration of Online BVI entering into this Deed, Skype Holding unconditionally and irrevocably guarantees to the other Parties (other than Skype) the due and punctual performance and observance by Skype and the Skype Group of all their respective obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Deed and agrees to indemnify the other Parties (other than Skype) against all losses, liabilities, costs, charges, expenses, actions, proceedings, claims and demands which such Party may suffer through or arising from any breach by Skype and the Skype Group of their respective obligations, commitments, warranties or undertakings under or pursuant to this Deed. The liability of Skype Holding under this Deed shall not be released or diminished by any variation of the terms of this Deed (whether or not agreed by Skype Holding), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance. All sums payable by Skype Holding shall be paid immediately on demand without any deduction, withholding, counterclaim or set-off.

7.4.	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations or liabilities of Skype and the Skype Group shall have been performed or satisfied in full. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which Parties (other than Skype) may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings and warranties of Skype and the Skype Group under or in connection with this Deed.

7.5.	In the event that a Tom Party, a Skype Party, the Company or any other member of the Group (“Affected Party”) is prevented from performing an obligation or undertaking or complying with any provision under this Deed as a direct result of a breach of any of the terms of this Deed or the Co-Branding Agreement (“Breach”) by:

(A)	in the case of a Tom Party, a Skype Party;

(B)	in the case of a Skype Party, a Tom Party; and

(C)	in the case of the Company or any member of the Group, a Skype Party or a Tom Party,

and the Affected Party provides written notice to the breaching party detailing the Breach and requiring the breaching party to cure the Breach within thirty (30) days of the date of the notice, the Affected Party shall not be obligated to perform the relevant obligation or undertaking affected by the Breach so long as the Breach remains uncured where such non-performance or non-compliance would be a material breach of this Deed and shall not be liable for such material breach. For the avoidance of doubt, the withholding by any Party of consent as a Shareholder under this Deed, as such consent may be required in this Deed from time to time (including, without limitation, pursuant to Clause 6), shall not be deemed a Breach.

7.6.	Without prejudice to Clause 9, the Company shall, and Online BVI shall cause the Company to:

(A)	prepare annual revenue and capital budgets which shall be submitted to all members of the Board not less than seven Business Days prior to the commencement of each financial year;

(B)	keep true and accurate books of account and records in accordance with usual accounting practices and procedures and procure that such books and records are audited by an independent auditor from time to time as soon as possible after the end of each financial year;

(C)	allow the Shareholders and their authorised representatives the right by prior appointment and during normal business hours to inspect its books and accounting records, to make extracts and copies therefrom at their own expense;

(D)	supply to the Shareholders such regular management, financial and other information as either of them may from time to time reasonably require including quarterly reports;

(E)	hold meetings of the Board at regular intervals;

(F)	carry on and conduct its business and affairs in a proper and efficient manner and for its own benefit;

(G)	transact all its business on arm’s length terms;

(H)	not enter into any agreement or arrangement restricting its competitive freedom to provide and take goods and services by such means and from and to such persons as it may think fit;

(I)	carry on its business pursuant to policies laid down from time to time by the Board;

(J)	take out adequate insurance against all risks usually insured against by companies carrying on the same or a similar business and (without prejudice to the generality of the foregoing);

(K)	keep the Shareholders fully informed as to all material developments regarding its financial and business affairs; and

(L)	ensure that if the Group requires any approval, consent or licence for the carrying on of its business in the places and in the manner in which it is for the time being carried on or proposed to be carried on the Group will use its best endeavours to maintain the same in full force and effect.

7.7.	Each of the Shareholders acknowledges and confirms that this Deed is entered into between them and will be performed in a spirit of mutual co-operation, trust and confidence and that its intention is that the Business, profitability and reputation of the Company shall be extended and maximised by all reasonable and proper means and each Shareholder undertakes, to the extent required by the Co-Branding Agreement or the provisions of this Deed and without limitation on the unfettered ability of the Skype Parties and the Tom Parties to engage in competitive and potentially competitive activities as permitted by the Co-Branding Agreement, to use reasonable commercial efforts to promote the Business, PROVIDED, however, THAT neither the Skype Parties nor the Tom Parties shall be required to provide services or support or other accommodations not required to be provided by such Party pursuant to this Deed or the Co-Branding Agreement, and no Party has made and no Party does hereby make any representation or warranty with respect to the quantity of Customers (if any) that shall arise under the Co-Branding Agreement, the commercial success of the Company-Skype Branded Application or Company-Skype Branded Web Site, the future features or functionality of the Company-Skype Branded Application, or the aggregate revenues to be received by the Parties.

7.8.	The Company, through the Board, will keep the Shareholders, and each of the Shareholders will keep the other Shareholders, fully informed as to all material developments in relation to any significant litigation affecting or likely to affect the Company, upon becoming aware of such litigation.

7.9.	Each Shareholder agrees with the other Shareholder to exercise its rights and powers to ensure that the Business is conducted in accordance with sound international business principles and the highest ethical standards.

7.10.	Each Shareholder shall promptly notify the other Shareholder and the Company of all matters coming to its notice which may affect the title to or enjoyment of the Company’s premises, assets or property, and of all significant notifications, orders, demands and other communications received from any government or other authority in relation to the Business, assets or property.

8.	WARRANTIES

8.1.	Online BVI hereby represents and warrants to Skype in the following terms:

(A)	it has all requisite capacity and authority to enter into this Deed; and

(B)	this Deed will be binding on it.

8.2.	Skype hereby represents and warrants to Online BVI in the following terms:

(A)	it has all requisite capacity and authority to enter into this Deed; and

(B)	this Deed will be binding on it.

9.	DIVIDEND POLICY

9.1.	The Company shall, and the Shareholders shall procure that the Company shall, for each Quarter, distribute all of the Distributable Profits for that Quarter to the Shareholders as follows:

(A)	during any period in which the Co-Branding Agreement is not terminated or expired, in the following proportions – 100 per cent to Online BVI, and 0 percent to Skype and Skype shall have no right to receive, and acknowledges Online BVI’s right to receive and consents to the Company distributing to Online BVI for the account of Online BVI, all and any dividend Skype is entitled to as a shareholder of the Company during such period; and

(B)	during any period occurring after the termination or expiration of the Co-Branding Agreement, and to the extent this Deed is not otherwise terminated, in proportion to their shareholding in the Company – 51 per cent to Online BVI and 49 per cent to Skype.

9.2.	All distributions shall be made within 90 days of the end of the Quarter in question and shall be paid in Euros, and in the event the Distributable Profits are presented by the Company’s auditors in currencies other than Euros, then the Company shall convert the relevant amounts payable into Euros based on the exchange rate published by the Wall Street Journal on the day the distribution is paid.

10.	TRANSFERS OF SHARES

10.1.	Subject to the provisions of this Deed, no transfer of Shares shall be made by either Shareholder and no Shareholder shall otherwise sell, mortgage, charge, or otherwise dispose of or encumber the whole or any part of its shareholding or assign or otherwise purport to deal with the beneficial interest therein or any right in relation thereto separate from the legal interest.

10.2.	Notwithstanding Clause 10.1, the Parties agree that a transfer of Shares to a transferee who is and remains a subsidiary of the ultimate holding company of the transferor Shareholder shall be permitted PROVIDED THAT:

(A)	the obligations of the transferor Shareholder under this Deed will remain unaffected by the proposed transfer; and

(B)	the Shares will be re-transferred to the transferor Shareholder immediately upon the transferee ceasing to be a subsidiary of such ultimate holding company.

10.3.	It shall be a condition precedent to the right of either Shareholder to transfer any Shares that the transferee (if not already bound by the provisions of this Deed) executes a Deed of Adherence (or a deed of ratification and accession (in such form as may be reasonably required by the other Shareholder), under which the transferee shall agree to be bound by and shall be entitled to the benefit of this Deed as if an original Party).

11.	DURATION

11.1.	This Deed shall continue in full force and effect until the Company shall be wound up or otherwise cease to exist as a separate corporate entity or unless terminated earlier pursuant to Clauses 11.2, 11.3, 11.4, 11.5, 11.6, 12.1 or 12.2.

11.2.	If an order is made or an effective resolution is passed or analogous proceedings are taken for the winding up of the Company other than for the purposes of amalgamation or reconstruction, or if all or substantially all of the assets of the Company are expropriated or otherwise placed under the direct control of any government, or if the Company makes a general assignment for the benefit of its creditors or has a receiver or manager appointed over all or a substantial part of its undertaking or assets, any Shareholder shall be entitled forthwith to terminate this Deed by delivery of a notice of termination to the other Shareholder.

11.3.	This Deed shall terminate in the event that all the Shares in the Company are held beneficially by one Shareholder and/or its Affiliate(s).

11.4.	This Deed shall terminate in relation to any Shareholder after it ceased to be a holder of Shares in the Company.

11.5.	This Deed shall terminate in the event that any of the Shares are listed on any stock exchange.

11.6.	This Deed shall terminate on the mutual agreement of the Parties.

11.7.	Termination of this Deed pursuant to this Clause 11 shall not release any Party from any other liability which at the time of termination has already accrued to the other Parties. Nothing in the immediately preceding sentence of this Clause 11.7 shall affect or be construed or operate as a waiver of the right of any Party aggrieved by any breach of this Deed to be compensated for any loss, injury or damage resulting therefrom which is incurred either before or after such termination.

12.	TERMINATION

12.1.	Either Shareholder may give notice in writing (“Termination Notice”) to the other Shareholder (in this Clause 12 referred to as “Defaulter”) of its desire forthwith to terminate this Deed after it has received actual (not constructive) notice of the occurrence of any of the following events:

(A)	if a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed for the winding-up, insolvency, administration, reorganisation, reconstruction, dissolution or bankruptcy of the Defaulter or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Defaulter or of all or any part of its business or assets;

(B)	if the Defaulter is unable or admits its inability to pay its debts as they fall due or enters into any composition or other arrangement with its creditors or is declared or becomes bankrupt or insolvent;

(C)	if a creditor takes possession of all or any part of the business or assets of the Defaulter or any execution or other legal process is enforced against the business or any substantial asset of the Defaulter and is not discharged within 90 days;

(D)	if any procedure or step is taken in any jurisdiction analogous to any of the matters referred to in this clause;

(E)	if the Defaulter ceases to carry on its business or any substantial part thereof or if the Defaulter disposes of or threatens to dispose of or any governmental or other authority expropriates or threatens to expropriate all or any substantial part of its business or assets or displaces or threatens to displace the management of the Defaulter;

(F)	if the Defaulter or any Affiliate of the Defaulter is in material breach of its obligations hereunder or under any Transaction Document and such breach, if capable of remedy, has not been remedied at the expiry of 30 days following written notice to that effect having been served on the Defaulter by the other Shareholder indicating the steps required to be taken to remedy the failure; and/or

(G)	if the Defaulter or any Affiliate of the Defaulter repeats or continues (after written warning) to breach its obligations hereunder or under any Transaction Document (such breach, having not been remedied within 30 days following written notice to that effect having been served on the Defaulter by the other Shareholder indicating the steps required to be taken to remedy the failure).

12.2.	Either Shareholder may give a Termination Notice to the other Shareholder of its termination of this Deed in the event of the expiration (or notice by such Shareholder of its intent to not renew any existing term) or termination, for whatever reason, of the Co-Branding Agreement.

12.3.	If a Termination Notice is given pursuant to Clause 12.1, or pursuant to Clause 12.2 as a result of the termination, for whatever reason (other than by expiration or notice of intent to not renew any existing term), of the Co-Branding Agreement, the Shareholder not in default, and not otherwise delivering a Termination Notice pursuant to Clause 12.2, (in this Clause 12 hereinafter referred to as “Beneficiary”) shall (without prejudice to its other rights and remedies) have the right, upon termination of this Deed:

(A)	to require the Defaulter to purchase all (but not part only) of its Shares at any time during the period of three months from the date of termination. Upon expiry of such three-month period such “put” option (“Put Option”) shall lapse if not previously exercised; or

(B)	to purchase all (but not part only) of the Defaulter’s Shares at any time during the period of three months from the date of termination. Upon expiry of such three-month period such “call” option (“Call Option”) shall lapse if not previously exercised; or

(C)	to liquidate and dissolve the Company (in which event the Defaulter shall take such action as the Beneficiary may request to effect such liquidation or dissolution).

For purposes of clarity, this Clause 12.3 shall not apply in the event the Co-Branding Agreement expires or a Shareholder provides notice of its intent to not renew any then existing term of the Co-Branding Agreement.

12.4.	In the event that the then existing term of the Co-Branding Agreement expires or a Shareholder provides notice of its intent to not renew any then existing term thereof, either Shareholder (“Purchasing Shareholder”) may, during the period of thirty (30) days from the date of such expiration, make a written offer to purchase the other Shareholder’s (“Other Shareholder”) Shares at the Appraised Price (“Purchase Offer”). Within thirty (30) days of its receipt of the Purchase Offer, the Other Shareholder may provide written notice to the Purchasing Shareholder (“Counter Notice”) that, rather than selling its Shares, it has determined to purchase the Shares of the Purchasing Shareholder. Unless the Purchasing Shareholder shall receive a Counter Notice within the time period set forth above, it shall become bound to buy the Other Shareholder’s Shares as set forth in its Purchase Offer and at the Appraised Price and in accordance with the terms set out in Clauses 12.6, 12.7 and 12.8. In the event that the Other Shareholder delivers a Counter Notice, it shall become bound to buy the Purchasing Shareholder’s Shares as set forth in such Counter Notice and at the Appraised Price and in accordance with the terms set out in Clauses 12.6, 12.7 and 12.8. Neither the Purchase Offer nor the Counter Notice, as applicable, shall be revocable by the applicable sending Shareholder otherwise than with the consent in writing of the other Shareholder.

12.5.	(A)	The Put Option and the Call Option in favour of the Beneficiary shall be exercised by the Beneficiary serving on the Defaulter written notice (“Option Notice”) of its wish to exercise the relevant option.

	(B)	The Option Notice shall specify the number of Shares in respect of which the option is exercised, and the Option Notice shall not be revocable by the Beneficiary otherwise than with the consent in writing of the Defaulter. Upon service of an Option Notice, the Defaulter shall become bound to buy or (as the case may be) to sell the Shares specified therein at the Appraised Price and in accordance with the terms set out in Clauses 12.6, 12.7 and 12.8.

12.6.	The price at which any purchase or sale contemplated by Clauses 12.3, 12.4 and 12.5 shall be the Appraised Price of the relevant Shares at the time of the applicable Option Notice, Purchase Offer or Counter Notice. The Appraised Price shall be determined in accordance with Clause 1.1.

12.7.	Completion of the purchase or sale pursuant to an Option Notice, Purchase Offer or Counter Notice, as applicable, shall take place no later than seven Business Days after the date on which the Appraised Price applicable thereto shall have been determined or, if later, the date on which the condition set out in Clause 12.8 shall have been fulfilled.

12.8.	Completion of a purchase or sale pursuant to an Option Notice, Purchase Offer or Counter Notice, as applicable, shall be conditional upon all necessary government and other consents having been obtained and being valid and subsisting.

13.	EFFECT OF WINDING UP OF THE COMPANY; TERMINATION OF THIS DEED

Save as otherwise provided herein, if the Company is placed in winding-up, or if this Deed is otherwise terminated, then the provisions of this Deed (other than Clauses 1, 9, 11, 12, 13, 14, 15 and 17 through 31) shall cease to have effect save in relation to any antecedent claims which may have arisen between the Parties.

14.	CONFIDENTIALITY

14.1.	Each of the Parties (other than the Company) undertakes to the Company that it will not at any time hereafter make use of or disclose or divulge to any third party any information relating to the Company or any subsidiary of the Company or information about the other Party which it has acquired as a result of entering this Deed (“Confidential Information”) PROVIDED THAT this obligation shall not extend to information:

(A)	which is in or comes into the public domain otherwise than through the default of either of the Parties;

(B)	which was already in the possession of such Party prior to the negotiations between the Parties leading to the execution of this Deed as evidenced by documentation in such Party’s possession at the date hereof;

(C)	the disclosure of which is agreed by all the Parties;

(D)	which is required to be made available to the public or disclosed or divulged pursuant any law or regulation (including any stock exchange requirement) or to an order of a court of competent jurisdiction;

(E)	which is owned by such Party pursuant to the terms of the Co-Branding Agreement or provided on a non-confidential basis under the terms of the Co-Branding Agreement;

(F)	which is disclosed to employees or professional advisors or investors or financiers of such Party and such disclosure is necessary to enable such employees or professional advisors properly to fulfil their duties; or

(G)	which is independently developed or acquired by a Party without reliance on any Confidential Information received from another Party.

14.2.	Nothing in this Clause 14 shall prevent a Party which owns any intellectual property rights or other rights in any asset pursuant to the Co-Branding Agreement or otherwise from using, disclosing or divulging any information incorporated in or related to such asset in accordance with the terms of the Co-Branding Agreement.

14.3.	Each of the Parties will procure that its subsidiaries and Affiliates will observe the restrictions contained in the foregoing provisions of this Clause 14 and that its employees will observe the restrictions contained in this Clause 14.

15.	ENFORCEMENT OF THE COMPANY’S RIGHTS

If any Shareholder or any Affiliate of a Shareholder (in whatever capacity) is in breach of any obligation which he owes to any member of the Group (whether under this Deed or otherwise) or has misapplied or retained or become liable or accountable for any money or property of any member of the Group, or has been guilty of any misfeasance or breach of any fiduciary or other duty in relation to any member of the Group or is under any obligation to indemnify any member of the Group against any liability then it is agreed that the prosecution of any right of action of any member of the Group in respect thereof shall be passed to the other Shareholder who shall have full authority on behalf of any member of the Group to negotiate, litigate and settle any claim arising thereout and the all Shareholders shall take all steps within their power to give effect to the provisions of this Clause 15.

16.	CONSOLIDATION OF ACCOUNTS

16.1.	Each of the Parties agrees that, from the date hereof, the Company will be a subsidiary of Tom Holding and the financial results of the Company and its subsidiaries shall be consolidated into the financial statements of Tom Holding and/or its Affiliates.

16.2.	Each of the Parties hereto shall do all such reasonable acts and things (but not including the incurrence of any financial obligation not specifically required by the Transaction Documents, the forbearance or waiver of any right provided under the Transaction Documents, or any modification of the rights or obligations of such Party under any of the Transaction Documents) to ensure that the financial results of the Group shall be consolidated into the financial statements of Tom Holding and/or its Affiliates.

16.3.	For so long as the Company is a subsidiary of Tom Holding, each of Skype and Skype Holding agrees that it shall not treat the Company as its subsidiary nor consolidate the financial results of the Company and its subsidiaries into the financial statements of Skype, Skype Holding or any of its Affiliates.

17.	FURTHER ASSURANCE

The Parties shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give full effect to the terms and intent of this Deed.

18.	RESTRICTIONS ON ANNOUNCEMENTS

Each of the Parties undertakes that it will not (save as required by law or any applicable regulatory body (including, without limitation, The Stock Exchange of Hong Kong Limited and the Securities and Futures Commission of Hong Kong)) make any announcement in connection with this Deed unless the other Parties shall have given their respective consents to such announcement (which consents may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions).

19.	NO PARTNERSHIP

Nothing contained or implied in this Deed shall constitute or be deemed to constitute a partnership or agency between the Parties and save as expressly agreed herein none of the Parties shall have any authority to bind or commit any other Party.

20.	CONFLICT WITH ARTICLES

The Shareholders hereby agree that if and to the extent that the Articles conflict with the provisions of this Deed, this Deed shall prevail for so long as it is in force to regulate the way in which they exercise their respective voting rights as shareholders of the Company and each Shareholder shall take all such further steps as may be necessary or requisite to ensure that the provisions of this Deed shall prevail.

21.	RIGHTS TO INJUNCTIVE RELIEF

The Parties acknowledge that remedies at law or damages may be inadequate to them to provide full compensation in the event of a material breach relating to the other Parties’ obligations, representations, and warranties hereunder, and each Party shall therefore be entitled to seek injunctive relief or specific performance in the event of any actual or threatened material breach by a Party, without the necessity of having to prove any damages in connection therewith.

22.	COSTS

Each Party shall pay its own costs and disbursements of and incidental to the preparation and execution of this Deed.

23.	ASSIGNMENT

Save as otherwise provided herein or with the prior written consent of the other Parties, the benefits and obligations conferred by this Deed upon each of the Parties are personal to that Party and shall not be, and shall not be capable of being, assigned, delegated, transferred or otherwise disposed of save an assignment to a permitted transferee of that Party’s Shares in accordance with Clause 10.

24.	ENTIRE AGREEMENT

24.1.	This Deed (together with any documents referred to herein, including, without limitation, the Transaction Documents) constitutes the whole agreement between the Parties and supersedes any previous agreements, arrangements or understandings between them relating to the subject matter hereof.

24.2.	Each of the Parties acknowledges that it is not relying on any statements, warranties or representations given or made by any of them relating to the subject matter hereof, save as expressly set out in the Transaction Documents and, having negotiated and freely entered into this Deed, agrees that it shall have no remedy in respect of any other such representation or warranty except in the case of fraud. Each Party acknowledges that its legal advisers have explained to it the effect of this Clause 24.

25.	VARIATION

No variation or amendment to this Deed shall be effective unless in writing signed by authorised representatives of each of the Parties.

26.	NOTICES

26.1.	Each notice, demand or other communication given or made by any Party under this Deed shall be in writing and delivered or sent to each of the other Parties at its address, facsimile number set out below (or such other addresses or facsimile numbers as the addressee has by five days’ prior written notice specified to the other Parties):

To Online BVI
and Tom Holding:	8th Floor, Tower W3
Oriental Plaza
No.1 Dong Changan Avenue
Dong Chang District
Beijing, 1000738
The People’s Republic of China

Attention: the Company Secretary

Facsimile number: (8610) 8518-1176
E-mail address: angelam@tomgroup.com

With a copy to:

TOM.com International Limited	48th Floor
The Center
99 Queen’s Road Central
Hong Kong

Attention: the Company Secretary

Facsimile number: (852) 2189 7446
E-mail address: angelam@tomgroup.com

To Skype and Skype Holding:	Skype Communications, S.A.
6 rue Adophe Fischer
L-1520 Luxembourg
Luxembourg

Attention: Chief Executive Officer

Facsimile number: 44-207-734-9060
E-mail address: niklas.zennstrom@skype.net

To the Company:	8th Floor, Tower W3
Oriental Plaza
No.1 Dong Changan Avenue
Dong Chang District
Beijing, 1000738
The People’s Republic of China

Attention: the Company Secretary

Facsimile number: (8610) 8518-1176
E-mail address: angelam@tomgroup.com

26.2	Any notice, demand or other communication so addressed to the other Parties shall be deemed to have been delivered:

(A)	if personally delivered, upon delivery at the relevant address;

(B)	if sent by pre-paid post within PRC, two Business Days after the date of posting;

(C)	if sent by pre-paid airmail or by air courier from or to any place outside the PRC, in the case of airmail, seven Business Days after the date of posting or, in the case of air courier, two Business Days after delivery to the courier;

(D)	if sent by facsimile, when despatched, subject to confirmation of uninterrupted transmission by a transmission report PROVIDED THAT any notice despatched by facsimile after 17:00 hours (at the place where facsimile is to be received on any day) shall be deemed to have been received at 08:00 on the next Business Day; or

(E)	if sent by electronic mail, when despatched, subject to the sender not having received notification of unsuccessful delivery and subject to the same provisions concerning receipt after 17:00 hours which apply to notices sent by facsimile.

27.	WAIVER

No failure or delay by any Party in exercising any right, power or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

28.	SEVERABILITY

If any provision or part of a provision of this Deed or its application to any Party, shall be, or be found by any authority of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Deed, all of which shall remain in full force and effect.

29.	ACKNOWLEDGEMENT BY COMPANY

The Company acknowledges the terms of this Deed and, in consideration of the Shareholders agreeing to enter into it, undertakes that it will not and, so far as it is able, will procure that no other person will, do anything which is in breach of or inconsistent with the terms hereof.

30.	COUNTERPARTS

This Deed may be entered into on separate engrossments, each of which when so executed and delivered shall be an original but each engrossment shall together constitute one and the same instrument and shall take effect from the time of execution of the last engrossment. Immediate evidence that an engrossment has been executed may be provided by transmission of such engrossment by facsimile machine with the original executed engrossment to be forthwith put in the mail.

31.	GOVERNING LAW AND JURISDICTION

31.1.	This Deed shall be governed by and construed in accordance with the laws of England and the Parties irrevocably submit to the exclusive jurisdiction of the courts in London, England.

31.2.	Each of the Parties hereby irrevocably appoints the following persons as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in England:

For Online BVI and Tom Holding:

Simmons & Simmons

Citypoint

One Ropemaker Street

London

EC2Y 9SS United Kingdom

For Skype and Skype Holding:

S Technologies

2nd Floor, 7-11 Lexington Street

London

W1F 9AF

United Kingdom

For the Company:

Simmons & Simmons

Citypoint

One Ropemaker Street

London

EC2Y 9SS

United Kingdom

If for any reason the relevant agent named in this Clause 31.2 (or its successor) refuses to serve or no longer serves as agent of the relevant Party for this purpose, the relevant Party shall promptly appoint a successor agent, notify each of the other Parties thereof and deliver to each of the other Parties a copy of the new process agent’s acceptance of appointment, PROVIDED THAT until each of the other Parties receive such notification, the Party or Parties not having received such notification shall be entitled to treat the agent named above (or its said successor) as the agent of such Party for the purposes of this Clause 31.2. Each of the Parties agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address set forth above whether or not such agent gives notice thereof to it.

SCHEDULE 1: DEED OF ADHERENCE

[Date]

BY THIS DEED [I/we], [•], [having our registered office at [•]]/[of [•]] intending to become a shareholder of Tel-Online Limited (“Company”) hereby agree with the Company and each of its shareholders to comply with and to be bound by all of the provisions of a shareholders’ deed dated 22 August 2005 entered into between TOM Online (BVI) Limited, TOM Online Inc., Skype Communications, S.A., Skype Technologies, S.A. and the Company (a copy of which has been delivered to us and which we have initialled and attached hereto for identification) (“Shareholders Deed”) in all respects as if we were a party to the Shareholders Deed and were named therein as a Shareholder (as defined in the Shareholders Deed) and a Party (as defined in the Shareholders Deed) and on the basis that references therein to each of “Shareholder” and “Party” include a separate reference to us.

IN WITNESS WHEREOF this Deed has been executed by us and is intended to be and is hereby delivered on the date appearing at the head hereof.

[The COMMON SEAL of	)
[•]	)
was hereunto affixed	)
by [•]	)
with the authority of its board of directors	)
in the presence of:	)
)

[SIGNED, SEALED and DELIVERED by	)
[•]	)
in the presence of:	)
)

IN WITNESS WHEREOF this Deed has been executed on the day and year first above written.

The COMMON SEAL of	)
TOM ONLINE (BVI) LIMITED	)
was hereunto affixed	)
by	)
in the presence of:	)
)

The COMMON SEAL of	)
TOM ONLINE INC.	)
was hereunto affixed	)
by	)
in the presence of:	)
)

The COMMON SEAL of	)
SKYPE COMMUNICATIONS, S.A.	)
was hereunto affixed	)
by	)
in the presence of:	)
)

The COMMON SEAL of	)
SKYPE TECHNOLOGIES, S.A.	)
was hereunto affixed	)
by	)
in the presence of:	)
)

The COMMON SEAL of	)
TEL-ONLINE LIMITED	)
was hereunto affixed	)
by	)
in the presence of:	)
)